Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The McBride Group
(805) 987-8741	Investor Relations

(925) 946-9432

FOR IMMEDIATE RELEASE

May 4, 2005

POWER-ONE ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2005

•                  Q1’05 net sales of $66.7 million, in line with guidance, vs. Q1’04 net sales of $68.7 million

•                  Restructuring plans progressing more quickly than originally anticipated, targeted cost savings increased to $30 million annually from $25 million

•                  Q1’05 net loss of $0.34 per share vs. Q1’04 net loss of $0.03 per share

•                  Q1’05 net loss includes the following: restructuring and asset impairment charges of $14.5 million, or $0.17 per share, recorded for realignment of telecom power systems business and other cost reductions; inventory charges of $4.0 million, or $0.05 per share; and other impairment charges of $2.5 million, or $0.03 per share for foreign investments.  Remaining restructuring charges of approximately $5 million expected in Q2 2005

•                  maXyz™ Z-One Digital IBA™ design win activity accelerating

Camarillo, CA, May 4, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the first fiscal quarter ended March 31, 2005 were in line with guidance at $66.7 million, compared with $68.7 million for the first quarter of 2004.  Net loss for the first quarter ended March 31, 2005 was $28.4 million, or $0.34 per share, compared with a net loss of $2.8 million, or $0.03 per share, for the same quarter in 2004.  Net new orders in the first quarter of 2005 were $67.2 million, a 6% increase compared with $63.4 million in the fourth quarter of 2004.   The book-to-bill ratio was 1.01 for the first quarter of 2005, compared with 0.88 for the fourth quarter of 2004.  The Company’s 180-day backlog at the end of the first quarter was $38.8 million, a 2% increase compared with $38.0 million at the end of the fourth quarter of 2004;  90-day backlog was $34.6 million, a 2% increase compared with $33.9 million at the end of the fourth quarter of 2004.  Overall turns business was approximately 49% during the first quarter of 2005 compared with approximately 50% in the fourth quarter of 2004.

The net loss during the first quarter of 2005 included $14.5 million, or $0.17 per share, of restructuring and asset impairment charges.  In addition to the restructuring and asset impairment charges, the current quarter results included $4 million, or $0.05 per share, of inventory charges related to excess and obsolete inventory.  The inventory write-down was primarily the result of changes in the Company’s forecasted product mix, including lower sales volumes into the semiconductor automatic test equipment market, as well as product rationalization in the Company’s European telecom systems business.  Inventory not forecasted to be used within the next twelve months is written down as excess.

The Company previously announced an aggressive restructuring plan and stated that it expected to incur $20 to $25 million of restructuring and asset impairment charges during the first and second quarters of 2005 in an effort to achieve $25 million in annual cost reductions in the business.  The Company believes that its restructuring plan is ahead of schedule and that actual savings will be in excess of the original target and closer to $30 million.

 “We are pleased with the favorable progress we’ve made in implementing the restructuring plan we announced last quarter,” said Steve Goldman, Chief Executive Officer of Power-One.  “We have a great team of talented professionals who have risen to the occasion to realign our business structure and significantly reduce overhead costs.  The restructuring of our telecom power systems operations in Norway is clearly ahead of schedule, while our other cost reduction efforts are strongly on target.  We continue to believe that we will successfully remove close to $30 million annually from our cost structure, such that we’ll be able to achieve breakeven or profitable results at a $68 million sales level for the third quarter of this year.”

Mr Goldman continued, “In addition, we are seeing considerable progress on the number of design wins for our Z-One digital power management technology.  We have now achieved over 20 design wins with customers in North America, Europe and Asia, including a few pilot production orders.  We’ve also received positive responses from customers on the Z1000 No-Bus™ family of digital products we announced during the first quarter, which will be available for beta sampling during the second quarter.

Mr. Goldman concluded, “We continue to believe that the changes we’re implementing at Power-One will provide our shareholders with a healthy and profitable company that can compete effectively in the marketplace with its traditional embedded and systems products, as well as with its new state of the art Z-One digital power management technology.  We also believe that we have developed a portfolio of intellectual property for our new technology that will provide us with a long-term competitive advantage.”

Future Outlook

For the second quarter of 2005, the Company anticipates a modest increase in net sales to a range of approximately $68 million and that net loss will be in the range of $0.03 to $0.06 per share.  The Company expects some duplication of costs during the second quarter, as functions in locations slated for closure are starting up in other locations.  This forecast excludes any restructuring or related charges.  The Company currently expects to incur approximately $5 million in restructuring charges during the second quarter of 2005 related to it’s previously announced cost reduction efforts.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Wednesday, May 4, 2005 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within the communications industry, market acceptance of the Company’s new products, ability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, ability to successfully implement the restructuring plan and realize expected savings in the amounts, cost categories and/or timeframe projected, and increased R&D expenditures above previous levels.  See “Risk Factors” in the Company’s 2004 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31, 2005	March 31, 2004

NET SALES	$66,747	$68,652
COST OF GOODS SOLD	50,576	43,923
GROSS PROFIT	16,171	24,729

EXPENSES:
Selling, general and administrative	15,834	16,374
Engineering and quality assurance	10,630	10,503
Amortization of intangible assets	979	974
Restructuring costs	7,370	—
Asset impairment	7,087	—
Total expenses	41,900	27,851

LOSS FROM OPERATIONS	(25,729)	(3,122)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	756	376
Interest expense	(33)	(228)
Other income (expense), net	(2,474)	931
Total interest and other income (expense)	(1,751)	1,079

LOSS BEFORE INCOME TAXES	(27,480)	(2,043)

PROVISION FOR INCOME TAXES	932	779

NET LOSS	$(28,412)	$(2,822)

BASIC AND DILUTED LOSS PER SHARE	$(0.34)	$(0.03)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	84,474	83,434

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,569	$35,504
Available for Sale investments	7,640	7,516
Held to maturity investments	12,863	9,405
Accounts receivable:
Trade (net of allowance)	56,655	56,397
Other	4,563	4,837
Inventories	48,560	54,311
Prepaid expenses and other current assets	3,291	4,121

Total current assets	163,141	172,091

INVESTMENTS, HELD TO MATURITY	31,919	34,788
PROPERTY & EQUIPMENT, net	47,772	57,707
INTANGIBLE ASSETS, net	56,416	58,082
OTHER ASSETS	2,824	4,385

TOTAL ASSETS	$302,072	$327,053

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Accounts payable	28,897	29,613
Restructuring reserve	8,515	2,288
Deferred income taxes	1,419	1,497
Other accrued expenses and current liabilities	22,582	21,986

Total current liabilities	61,413	55,384

OTHER LIABILITIES	1,473	1,632

STOCKHOLDERS’ EQUITY:
Common stock	85	84
Additional paid-in capital	604,010	602,737
Deferred compensation	—	(44)
Accumulated other comprehensive income	28,292	32,048
Accumulated deficit	(393,201)	(364,788)

Total stockholders’ equity	239,186	270,037

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$302,072	$327,053

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended
	March 31, 2005	March 31, 2004

Orders	$67,216	$74,662

Sales	$66,747	$68,652

Operating Loss	$(25,729)	$(3,122)

Net Loss	$(28,412)	$(2,822)

Basic and Diluted Loss Per Share	$(0.34)	$(0.03)

Basic and Diluted Weighted Average Shares Outstanding	84,474	83,434